Exhibit 99.1

TTM Technologies, Inc. Reports Fourth Quarter and Full Year 2007 Results

SANTA ANA, Calif.--(BUSINESS WIRE)--TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board (PCB) manufacturer, today reported results for the fourth quarter of 2007, ended December 31, 2007.

Financial & Operational Highlights

  TTM reported strong results for the fourth quarter, with sequential improvement in all financial metrics.
  Fiscal year 2007 net sales improved 81% over 2006 net sales.
  Fourth quarter 2007 gross margin of 20.7% increased 150 basis points over third quarter gross margins.
  Fourth quarter 2007 net income improved 44% over third quarter 2007 net income.
  The Company continued to pay down debt associated with the Printed Circuit Group (PCG) acquisition, ahead of schedule. TTM paid down $24 million in debt during the fourth quarter, reducing the debt balance to $85 million.

Fourth Quarter 2007 Financial Results

Commenting on the Company’s results, Kent Alder, President and CEO of TTM, noted, “We delivered a solid performance in the fourth quarter, fueled by strong demand for our high tech manufacturing services, as well as from our Aerospace/Defense customers. Against a backdrop of challenging macroeconomic conditions, fourth quarter revenue, gross and operating margins and earnings per share all grew significantly over the third quarter. This is a testament to our improving operating efficiencies and clearly validates our ability to execute.” Alder added, “Our growth strategy is working, and we will continue to strengthen our capabilities and enhance our leadership position in the industry.”

Fourth quarter net sales of $167.5 million improved sequentially over third quarter net sales of $163.1 million, primarily due to continued strength in the PCB market.

Fourth quarter gross margin of 20.7 percent increased over third quarter gross margin of 19.2 percent.

Selling and marketing expense for the fourth quarter was $7.6 million, representing 4.5 percent of sales. This compares to third quarter selling and marketing expense of $7.1 million, representing 4.4 percent of sales. The increase in selling and marketing expense was largely due to higher commissions on higher revenue.

General and administrative expense, including amortization of intangibles, for the fourth quarter was $9.5 million, representing 5.7 percent of sales. This compares to third quarter general and administrative expense, including amortization of intangibles, of $9.0 million, representing 5.5 percent of sales. The increase in general and administrative expense was primarily due to higher compensation expense, including a larger bonus accrual due to better fourth quarter performance.

TTM posted operating income of $17.6 million for the fourth quarter, an increase of almost 16 percent over third quarter operating income of $15.2 million.

Fourth quarter net income of $11.8 million, or $0.28 per diluted share, increased 44% over third quarter net income of $8.2 million, or $0.19 per diluted share. Fourth quarter earnings per share was affected by a reduction in income tax expense arising from a decrease in the valuation allowance on the Company’s state deferred income tax asset. Strong consistent earnings performance from California makes it more likely that the Company will utilize its deferred tax asset. This reduction in valuation allowance of approximately $2.7 million added $0.06 to diluted earnings per share, increasing our earnings from a solid $0.22 to $0.28 in the fourth quarter.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter was $24.4 million, or 14.5 percent of sales, compared with third quarter EBITDA of $22.2 million, or 13.6 percent of sales. (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements accompanying this press release.)

Fourth Quarter Segment Information – PCB Manufacturing and Backplane Assembly

TTM Technologies reports two operating segments, which are PCB Manufacturing and Backplane Assembly.

For the PCB Manufacturing segment, fourth quarter net sales (before excluding inter-company sales) were $147.5 million, compared with $140.5 million in the third quarter. Fourth quarter operating segment income (before amortization of intangibles) was $17.1 million, compared with $13.9 million in the third quarter.

For the Backplane Assembly segment, fourth quarter net sales (before excluding inter-company sales) were $27.9 million, compared with $30.7 million in the third quarter. Fourth quarter operating segment income (before amortization of intangibles) was $1.5 million, compared with $2.3 million in the third quarter.

“PCB manufacturing continued its strong contribution to the quarter’s results, attributable to our Aerospace/Defense customers as well as strong demand for our high tech manufacturing services,” said Alder. ”Net sales in our Backplane Assembly segment were down for the quarter due to a deferral of certain orders from the fourth quarter to the first quarter of fiscal 2008.” Alder continued, “We have shipped some of the deferred orders in January, and we expect a stronger revenue contribution from the Backplane Assembly segment in the first quarter of 2008.”

Balance Sheet

Cash and short-term investments at the end of the fourth quarter totaled $18.7 million, compared with $27.3 million at the end of the third quarter. This decrease in cash is attributable to debt reduction.

In the fourth quarter of 2007, TTM continued to pay down debt associated with the PCG acquisition significantly ahead of schedule. During the quarter, the Company reduced debt by $24 million, reducing the debt balance to $85 million at the end of the year.

Full Year 2007 Financial Results

Net sales for 2007 were $669.5 million. This compares to 2006 net sales of $369.3 million, which included two months of operations from the PCG acquisition. Net income decreased to $34.7 million, or $0.81 per diluted share, in 2007, compared to $35.0 million, or $0.83 per diluted share, in 2006. The decline in net income was due to softer market conditions in 2007 as well as significantly higher interest expense due to the debt issued to finance the PCG acquisition. Net interest expense was $10.4 million higher and amortization of intangibles was $2.3 million higher in 2007 compared to 2006.

First Quarter Fiscal Year 2008 Forecast

For the first quarter of 2008, TTM estimates revenues in a range of $168 million to $176 million and earnings in a range of $0.20 to $0.25 per diluted share.

“Although current macroeconomic conditions are challenging, our market conditions remain stable, and we expect continued strength in the Aerospace / Defense market, high tech, and quick turn,” said Alder. “We saw sequential improvement in our financial results in the fourth quarter, and we are confident in our ability to execute in the first quarter of 2008 as end demand trends remain relatively firm.”

To Access the Live Web Cast/Conference Call

The company will host a conference call to discuss the fourth quarter results and first quarter 2008 outlook on February 7, 2008, at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time).

To listen to the live web cast, log on to the TTM Technologies website at http://www.ttmtech.com. To access the live conference call, dial 303-262-2142 or 800-240-4186.

To Access a Replay of the Web Cast

A digital replay will be available on TTM Technologies' website at http://www.ttmtech.com and will remain accessible for one week following the live event.

A telephone replay also will be available beginning two hours after the conclusion of the conference call until February 12, 2008. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11106357#.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the company's dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Fourth Quarter		Third Quarter	Full Year
	2007	2006	2007	2007	2006

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$167,466	$144,180	$163,079	$669,458	$369,316
Cost of goods sold	132,809	116,681	131,834	539,289	276,168

Gross profit	34,657	27,499	31,245	130,169	93,148

Operating expenses:
Selling and marketing	7,623	6,331	7,101	29,835	16,473
General and administrative	8,445	8,587	7,951	32,628	19,656
Amortization of intangibles	1,036	885	1,019	4,126	1,786
Restructuring charges	-	199	-	-	199
Total operating expenses	17,104	16,002	16,071	66,589	38,114

Operating income	17,553	11,497	15,174	63,580	55,034

Interest expense	(2,734)	(3,253)	(2,628)	(13,828)	(3,394)
Interest income and other, net	200	998	321	1,516	4,462

Income before income taxes	15,019	9,242	12,867	51,268	56,102
Income tax provision	(3,186)	(4,093)	(4,666)	(16,585)	(21,063)

Net income	$11,833	$5,149	$8,201	$34,683	$35,039

Earnings per common share:
Basic	$0.28	$0.12	$0.19	$0.82	$0.84
Diluted	$0.28	$0.12	$0.19	$0.81	$0.83

Weighted average common shares:
Basic	42,360	42,012	42,260	42,242	41,740
Diluted	42,756	42,389	42,625	42,568	42,295

SELECTED BALANCE SHEET DATA
	December 31, 2007	December 31, 2006
Cash and short-term investments	$18,681	$70,656
Accounts receivable, net	118,581	125,435
Inventories, net	65,675	67,020
Total current assets	219,936	271,748
Net property, plant and equipment	123,646	150,837
Other assets	155,216	151,113
Total assets	498,798	573,698

Current portion long-term liabilities	$40,000	$60,705
Accounts Payable	53,632	49,276
Total current liabilities	121,097	144,343
Long-term liabilities	49,106	142,040
Stockholders' equity	328,595	287,315
Total liabilities and stockholders' equity	498,798	573,698

SUPPLEMENTAL DATA
	Fourth Quarter		Third Quarter	Full Year
	2007	2006	2007	2007	2006
EBITDA	$24,356	$18,455	$22,174	$92,111	$73,577
EBITA	$18,819	$13,409	$16,543	$69,339	$61,399

Gross margin	20.7%	19.1%	19.2%	19.4%	25.2%
EBITDA margin	14.5	12.8	13.6	13.8	19.9
Operating margin	10.5	8.0	9.3	9.5	14.9

End Market Breakdown:
	Fourth Quarter		Third Quarter
	2007	2006	2007

Networking / Communications	40%	43%	40%
Aerospace / Defense	33	22	32
Computing / Storage / Peripherals	13	22	13
Medical / Industrial / Instrumentation / Other	14	13	15

Stock-based Compensation:
	Fourth Quarter		Third Quarter
	2007	2006	2007
Amount included in:
Cost of goods sold	$250	$154	$258
Selling and marketing	22	42	55
General and administrative	622	318	609
Total stock-based compensation expense	$894	$514	$922

Operating Segment Data:
	Fourth Quarter	Third Quarter	Full Year
Net sales:	2007	2007	2007
PCB Manufacturing	147,524	140,514	578,840
Backplane Assembly	27,837	30,679	124,337
Total Sales	175,361	171,193	703,177
Inter-Company Sales	(7,895)	(8,114)	(33,719)
Total Net Sales	$167,466	$163,079	$669,458

Operating Segment Income:
PCB Manufacturing	17,055	13,899	59,340
Backplane Assembly	1,534	2,294	8,366
Total Op Segment Income	18,589	16,193	67,706
Amortization of Intangibles	(1,036)	(1,019)	(4,126)
Total Op Income	17,553	15,174	63,580
Total Other Income (Expense)	(2,534)	(2,307)	(12,312)
Income Before Income Taxes	$15,019	$12,867	$51,268

RECONCILIATIONS(a)
	Fourth Quarter		Third Quarter	Full Year
	2007	2006	2007	2007	2006
EBITA/EBITDA reconciliation:
Net income	$11,833	$5,149	$8,201	$34,683	$35,039
Add back items:
Income taxes	3,186	4,093	4,666	16,585	21,063
Interest expense	2,734	3,253	2,628	13,828	3,394
Amortization of intangibles	1,066	914	1,048	4,243	1,903
EBITA	18,819	13,409	16,543	69,339	61,399

Depreciation expense	5,537	5,046	5,631	22,772	12,178
EBITDA	$24,356	$18,455	$22,174	$92,111	$73,577

(a) This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

"EBITDA" means earnings before interest expense, income taxes, depreciation and amortization. "EBITA" means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
TTM Technologies, Inc.
Steve Richards, Chief Financial Officer
714-241-0303
investor@ttmtech.com
or
Investors and Media:
Guerrant Associates
Laura Guerrant, 808-882-1467
lguerrant@guerrantir.com